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                                                  EXHIBIT 12
                         AMOCO CORPORATION
                      ______________________

          STATEMENT SETTING FORTH COMPUTATION OF RATIO OF
                     EARNINGS TO FIXED CHARGES
               (millions of dollars, except ratios)


                                      Year Ended December 31,
                                1996   1995     1994    1993     1992

Determination of Income:
  Consolidated earnings
    before income taxes
    and minority interest..  $3,965   $2,404   $2,491  $2,506   $  998
  Fixed charges expensed by
    consolidated companies.     412      406      316     350      376
  Adjustments for certain
    companies accounted for
    by the equity method...      69       25        7      11       28

  Adjusted earnings plus
    fixed charges..........  $4,446   $2,835   $2,814  $2,867   $1,402

Determination of Fixed Charges:
  Consolidated interest on
    indebtedness (including
    interest capitalized)..  $  317   $  317   $  288  $  299   $  333
  Consolidated rental
    expense representative
    of an interest factor..     107       89       23      50       44
  Adjustments for certain
    companies accounted for
    by the equity method...       8        6        5       8       20

  Total fixed charges......  $  432   $  412   $  316  $  357   $  397

Ratio of earnings to
  fixed charges............    10.3      6.9      8.9     8.0      3.5